As filed with the Securities and Exchange Commission on December 9, 2010
Registration Statement No. 333-170839

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A
(Amendment No. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINEFINDERS CORPORATION LTD.

(Exact name of Registrant as specified in its charter)

Ontario	1000	Not Applicable
(Province or other jurisdiction of incorporation or organization )	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Suite 2288-1177, West Hastings Street
Vancouver, British Columbia
Canada V6E 2K3
(604) 687-6263

(Address and telephone number of Registrant’s principal executive offices)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011
(212) 894-8940

 (Name, address (including zip code) and telephone number  (including area code) of agent for service in the United States)

Copies to:
Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP Republic Plaza Building, Suite 4700 370 Seventeenth Street Denver, CO 80202-5647	John Stark Stikeman Elliott LLP Suite 1700, Park Place 666 Burrard Street Vancouver, British Columbia Canada V6C 2X8

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

Province of British Columbia, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☒	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	At some future date (check the appropriate box below):

1.	☐	pursuant to Rule 467(b) on __(date) at___(time) (designate a time not sooner than 7 calendar days after filing).

2.	☐
pursuant to Rule 467(b) on __(date) at ___(time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ___(date).

3.	☐
pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☒

Explanatory Note: The Registrant hereby amends its Registration Statement on Form F-10 filed with the Commission on November 24, 2010, to include the final short form base shelf prospectus filed with the British Columbia Securities Commission on the date hereof, relating to the future offering of securities of the Registrant in Canada and the United States.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Prospectus Dated December 9, 2010

MINEFINDERS CORPORATION LTD.

US$250,000,000

Common Shares
Warrants to Purchase Common Shares
Share Purchase Contracts
Subscription Receipts
Debt Securities

Minefinders Corporation Ltd. ("Minefinders" or the "Company") may offer and issue from time to time any combination of common shares of the Company ("Common Shares"), warrants of the Company to purchase Common Shares ("Warrants"), share purchase contracts of the Company ("Share Purchase Contracts"), subscription receipts of the Company ("Subscription Receipts") and debt securities of the Company ("Debt Securities") (all of the foregoing collectively, the "Securities") up to an aggregate initial offering price of $250,000,000 (or the U.S. dollar equivalent thereof if the securities are denominated in a foreign currency or currency unit) during the 25-month period that this base shelf prospectus (this "Prospectus"), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a "Prospectus Supplement").

The earnings coverage ratio calculated for the 12 months ended December 31, 2009 was less than one to one.  See "Earnings Coverage" for more information.

Investing in the Securities involves significant risks. Investors should carefully read the "Risk Factors" section of this Prospectus and of the AIF (as defined herein), which is incorporated herein by reference.

This offering is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from those of the United States.  Financial statements incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.  The financial statements of the Company are presented in U.S. dollars.

Prospective investors should be aware that the acquisition, holding or disposition of the Securities may have tax consequences both in Canada and the United States. Such consequences for investors who are resident in, or citizens of, Canada or the United States are not described herein. Investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Ontario, Canada, a majority of its officers and directors and some of the experts named in this Prospectus are residents of Canada, and that a substantial portion of the assets of the Company and all or a substantial portion of the assets of said persons are located outside the United States.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE SECURITIES OFFERED HEREBY OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of shares offered, the offering price or the manner of determining the offering price, dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the offering price, the designation, number and terms of the Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of Share Purchase Contracts, the designation, number and terms of the Common Shares to be purchased under the Share Purchase Contract, any procedures that will result in the adjustment of these numbers, the offering price and purchase date or dates of the Common Shares, any requirements of the purchaser to secure its obligations under the Share Purchase Contract and any other specific terms; (iv) in the case of Subscription Receipts, the number of Subscription Receipts being offered, the offering price, the procedures for the exchange of the Subscription Receipts for Common Shares or Warrants, as the case may be, and any other specific terms; and (v) in the case of Debt Securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the Debt Securities will be senior or subordinated to the Company's other liabilities and obligations, whether the Debt Securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights and any other specific terms of the Debt Securities. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Except as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or dealers may over-allot or effect any other transactions that are intended to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market.  Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

The Common Shares of Minefinders are listed on the Toronto Stock Exchange ("TSX") under the symbol "MFL" and on the NYSE Amex Equities ("Amex") under the symbol "MFN". Certain common share purchase warrants of the Company are listed on the TSX under the symbol MFL.WT. Unless otherwise specified in a Prospectus Supplement, there is no market through which the Warrants, Share Purchase Contracts, Subscription Receipts and Debt Securities may be sold and you may not be able to resell any Warrants, Share Purchase Contracts, Subscription Receipts and Debt Securities purchased under this Prospectus or any Prospectus Supplement.  This may affect the pricing of the Securities in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation.  See "Risk Factors".

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Company by Stikeman Elliott LLP, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters.

This Prospectus contains references to both U.S. dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in U.S. dollars. Canadian dollars are referred to as "Canadian dollars" or "C$". See "Exchange Rate Information".

In this Prospectus, "Minefinders" and the "Company" refer to Minefinders Corporation Ltd. and, where applicable, its subsidiaries.

The Company's head and principal office is located at 2288 - 1177 West Hastings Street Vancouver, British Columbia, V6E 2K3.  The Company's registered and records office is located at Suite 3800 – 200 Bay Street, Toronto, Ontario, M5J 2Z4.

Two of the persons signing the certificate for this Prospectus on behalf of the Company, namely Robert L. Leclerc and Mark H. Bailey, reside outside of Canada.  Although Mr. Leclerc and Mr. Bailey have appointed 152928 Canada Inc., Suite 1700, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 as their agent for service of process in Canada, it may not be possible for investors to enforce judgments obtained in Canada against these persons.

TABLE OF CONTENTS

___________

Investors should rely only on the information contained in or incorporated by reference into this Prospectus and any Prospectus Supplement.  The Company has not authorized anyone to provide investors with different information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted.  Investors should assume that the information contained in this Prospectus, any Prospectus Supplement and the documents incorporated into this Prospectus and any Prospectus Supplement is accurate only as of the respective dates of the documents in which such information appears.  The Company's business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus and the documents incorporated by reference herein contain certain "forward-looking statements" and "forward-looking information" as defined under applicable Canadian and U.S. securities laws (collectively, "forward-looking statements"). Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" and similar expressions or the negative thereof or variations thereon. Information concerning mineral reserve and mineral resource estimates also may be considered forward-looking statements, as such information constitutes a prediction of what mineralization might be found to be present if and when a project is actually developed or as a development continues. Forward-looking statements are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management that, while believed by management to be reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies.

In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion or incorporation by reference of forward-looking statements in this Prospectus should not be considered as a representation by the Company or any other person that the Company's objectives or plans will be achieved. Certain of the statements made herein by the Company, including those related to future financial and operating performance and those related to the Company's future exploration and development activities, are forward-looking and subject to important risk factors and uncertainties, both known and unknown, many of which are beyond the Company's ability to control or predict. Numerous factors could cause actual results to differ materially from those projected in the forward-looking statements, including those factors that are described or referred to in the section entitled "Risk Factors" in this Prospectus and under the heading "Risk Factors" in the Company's annual information form for the year ended December 31, 2009 (the "AIF") and under the heading "Risks and Uncertainties" in the Company's management's discussion and analysis ("MD&A") for the year ended December 31, 2009, both of which are incorporated by reference herein and are available on SEDAR at www.sedar.com and EDGAR at www.sec.gov as exhibits to the Company's annual report on Form 40-F. See "Documents Incorporated by Reference". Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. These future events could impact forward-looking statements contained in this Prospectus and in the documents incorporated by reference herein in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this Prospectus are made as at the date of the original document, and have not been updated by the Company except as expressly provided for in this Prospectus or any Prospectus Supplement. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

The mineral resource and mineral reserve figures referred to in this Prospectus are estimates and no assurances can be given that the indicated levels of gold or silver will be produced.  Such estimates and expressions of judgment are based on knowledge, mining experience, analysis of drilling results and industry practices.  Valid estimates made at a given time may significantly change when new information becomes available.  While the Company believes that the resource and reserve estimates included in this Prospectus are well established, by their nature, resource and reserve estimates are imprecise and depend, to a certain extent, upon statistical inferences which may ultimately prove unreliable.  If such estimates are inaccurate or are reduced in the future, this could have a material adverse impact on the Company.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING
MINERAL REPORTING STANDARDS

The disclosure in this Prospectus and documents incorporated by reference has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC. For example, the terms "measured mineral resources", "indicated mineral resources" and "inferred mineral resources" are used in this Prospectus and documents incorporated by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors should understand that "measured mineral resources", "indicated mineral resources" and "inferred mineral resources" have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. In accordance with Canadian rules, estimates of "inferred mineral resources" cannot form the basis of feasibility or other economic studies. In addition, the definitions of "proven" and "probable mineral reserves" used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures. Accordingly, information contained in this Prospectus and any Prospectus Supplement containing descriptions of the Company's mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

PRESENTATION OF FINANCIAL INFORMATION

The Company prepares its financial statements in accordance with Canadian GAAP and the Company's financial statements are subject to Canadian auditing and auditor independence standards.  The Company's financial statements may not be comparable to financial statements of United States companies.  In accordance with Item 18 of Form 20-F, information regarding the impact upon the Company's financial statements of significant differences between Canadian GAAP and United States GAAP is contained in Note 13 to the Company's revised audited consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 and in Note 10 to the Company's unaudited interim consolidated financial statements for the three and nine months ended September 30, 2010 and 2009.  See "Documents Incorporated by Reference".

EXCHANGE RATE INFORMATION

The following table sets forth the high, low, average and end of period exchange rates for the U.S. dollar in terms of Canadian dollars for each of the periods indicated. These rates are based on the noon exchange rates published by the Bank of Canada.

	Year Ended December 31,						Nine Months Ended September 30,
	2009		2008		2007		2010		2009
High	C$	1.3000	C$	1.2969	C$	1.1853	C$	1.0778	C$	1.3000
Low	C$	1.0292	C$	0.9719	C$	0.9170	C$	0.9961	C$	1.0613
Average	C$	1.1420	C$	1.0660	C$	1.0748	C$	1.0356	C$	1.1701
Period End	C$	1.0466	C$	1.2246	C$	0.9881	C$	1.0230	C$	1.0672

On December 8, 2010, the noon exchange rate was $1.00 equals C$1.0099.

THE COMPANY

Minefinders is in the business of the mining and development of, and the exploration for, precious and base metal properties. Interests in these properties are held directly and indirectly through exploitation and exploration concessions, leases, options and working interests.  The Company's properties are located in Mexico and the United States.  The Company's principal and only material mineral property interest is the Dolores property, located in Chihuahua, Mexico. A feasibility study for the Dolores property was completed in 2006, followed by capital financing and the purchase of mining and processing equipment.  Construction of an 18,000 tonne per day, open pit heap leach mine was started in 2006 and completed during the fourth quarter of 2008.  Mining operations began in late 2007 and final commissioning of the plant and processing equipment was completed in the second half of 2008.  In addition to constructing an operating open pit heap leach mine, the Company also constructed a 92-kilometer long main access road, a 300-person operations camp including employee housing, water and sanitation systems, and service facilities including an office complex, assay laboratory, maintenance shops and power stations. The Company also constructed community housing and infrastructure for local inhabitants.

On November 17, 2008, the Company announced the first pour of gold and silver doré at the Dolores property. Production exceeding 1.7 million ounces of gold and 64 million ounces of silver is projected over the life of the mine, which is anticipated to extend for more than 15 years.

The Company also has non-material property interests in Sonora, Mexico (the "Sonora Properties"). The Sonora Properties include the La Bolsa gold and silver deposit, the Real Viejo silver prospect and the Planchas de Plata silver prospect, each at various stages of exploration. The Company has other mineral property interests in northern Mexico and in the United States that are in the early exploration stage. More detailed information regarding the Company, its operations and its properties can be found in the AIF and other documents that are incorporated herein by reference. See "Documents Incorporated by Reference".

In May of 2008, a group claiming to represent the local commune, Ejido Huizopa, commenced an action in agrarian court in Chihuahua, Mexico to annul the surface rights agreement related to the Dolores property and to seek restitution and damages of up to $20 million.  The group claimed that the procedures followed by the Company in obtaining the surface rights agreement with the Ejido were improper and the persons claiming to act on behalf of the Ejido were not authorized to enter into the agreement.  The Company filed a defense to the action and a counter-claim, with an opinion from Mexican counsel that the original agreement with the Ejido was in good standing, was properly executed, was legally binding and that the claim was without legal merit. After a period of negotiations, the parties agreed by treaty to resolve the conflict, and entered into a settlement agreement dated as of October 25, 2009.  The agreement was approved by the agrarian court on March 2, 2010, which confirms that no further conflict exists between the Company and the Huizopa tenants, and recognizes the validity of the November 18, 2006 contract between the Company and the Huizopa tenants; providing legal certainty to the Company for the continuation of mining activities in the area.

RISK FACTORS

An investment in any Securities is speculative and involves a high degree of risk due to the nature of the Company's business. Before deciding to invest in any Securities, investors should consider carefully the risk factors incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference), those described in a Prospectus Supplement relating to a specific offering of Securities, as well as those described below. See "Documents Incorporated by Reference". Any of these risks could materially adversely affect the Company's business, financial condition and results of operations, which could in turn materially adversely affect the value of the Securities.  Additional risks and uncertainties not currently known to the Company or that the Company currently considers immaterial may also materially adversely affect the Company's business, financial condition and results of operations.

There can be no assurance as to the liquidity of the trading market for certain Securities or that a trading market for certain Securities will develop.

There is no public market for the Warrants, Share Purchase Contracts, Subscription Receipts or Debt Securities and, unless otherwise specified in the applicable Prospectus Supplement, the Company does not intend to apply for listing of these securities on any securities exchange.  If these securities are traded after their initial issue, they may trade at a discount from their initial offering prices depending on the market for similar securities, prevailing interest rates and other factors, including general economic conditions and the Company's financial condition. There can be no assurance as to the liquidity of the trading market for any Warrants, Share Purchase Contracts, Subscription Receipts or Debt Securities or that a trading market for these securities will develop.

An event of default under the outstanding convertible senior notes would have a material adverse effect on the Company's business, financial condition and results of operations.

Minefinders has outstanding $52.1 million aggregate principal amount of 4.50% unsecured convertible senior notes due 2011 and $36.2 million aggregate principal amount of 4.50% unsecured convertible senior notes due December 15, 2015. Under the indentures governing the notes, the Company has made various covenants to the trustee on behalf of the holders of the notes, including to make payments of interest and principal when due and, upon undergoing a fundamental change, to offer to purchase all of the outstanding notes. If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. If such an event occurs, the Company could lose its properties, including the Dolores property, and the Company's securityholders could lose their entire investment.

CONSOLIDATED CAPITALIZATION

Other than as set out herein under "Prior Sales", there have been no material changes in the share capitalization of the Company since September 30, 2010.

As a result of the issuance of Securities which may be distributed under this Prospectus, the share capital of the Company may increase by up to a maximum of $250,000,000.

USE OF PROCEEDS

The net proceeds to Minefinders from the sale of Securities will be set forth in the applicable Prospectus Supplement. The general business objective to be achieved with the proceeds is to increase reserves, resources and production, which the Company intends to accomplish through continuing to: assess and advance the addition of a mill at the Dolores Mine to increase recoveries; assess and develop the addition of an underground mine at the Dolores project; advance exploration at the Company's primary exploration properties, for example, the La Virginia property; and advance the La Bolsa property to a construction decision while assessing other alternatives for the property, including sale of the property to a third party.

Minefinders intends to use the funds as described above and as set forth in the applicable Prospectus Supplement; however, there may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of Minefinders will have broad discretion in the application of the proceeds of an offering of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE

The earnings coverage set out below has been prepared and included in this Prospectus in accordance with Canadian disclosure requirements.  The Company's interest requirements, including accretion of the convertible note discount and after giving effect to the issue of all long-term financial liabilities since the date of the most recent annual and interim financial statements of the Company, amounted to $11.2 million for each of the 12 months ended December 31, 2009 and the 12 months ended September 30, 2010.  The Company's earnings before interest, accretion and income tax for the 12 months ended December 31, 2009 were $7.3 million, which is 0.65 times the Company's interest requirements for this period. The dollar amount of additional earnings required to achieve a ratio of 1.0:1.0 for the 12 months ended December 31, 2009 is $3.9 million.  The Company's earnings before interest and income tax for the 12 months ended September 30, 2010 were $14.1 million, which is 1.25 times the Company's interest requirements for this period.

The earnings coverage ratios do not give effect to the issue of any Securities pursuant to this Prospectus and do not purport to be indicative of earnings coverage ratios for any future periods.

PRICE RANGE AND TRADING VOLUMES

The Common Shares are listed and posted for trading on the TSX under the symbol "MFL" and on Amex under the symbol "MFN". The following tables set forth the reported high, low and closing sale prices and the daily average volume of trading of the Common Shares during the 12 months preceding the date of this Prospectus.

	Toronto Stock Exchange (prices in Canadian dollars)				NYSE Amex (prices in U.S. dollars)
2009	High	Low	Close	Daily Avg. Volume	High	Low	Close	Daily Avg. Volume
December	12.29	10.30	10.89	281,700	11.75	9.66	10.30	492,800
2010	High	Low	Close	Daily Avg. Volume	High	Low	Close	Daily Avg. Volume
January	12.27	9.76	9.82	234,136	11.76	9.11	9.16	424,122
February	11.45	9.67	10.40	178,543	10.69	9.06	9.81	415,817
March	10.69	9.32	9.39	283,046	10.38	9.16	9.26	442,087
April	10.58	9.12	10.19	338,110	10.46	9.10	10.06	574,654
May	10.49	9.08	9.39	284,793	10.21	8.25	8.84	711,724
June	10.01	9.01	9.49	286,536	9.85	8.57	8.91	594,717
July	9.44	8.51	8.85	138,727	9.02	8.24	8.57	348,297
August	9.98	8.74	9.84	161,022	9.39	8.44	9.19	294,227
September	11.23	9.39	10.05	243,744	10.88	9.00	9.81	774,320
October	10.12	8.77	8.96	281,059	9.94	8.53	8.81	522,874
November	10.47	8.57	9.98	338,118	10.35	8.47	9.80	843,529

The closing price of the Common Shares on the TSX and Amex on December 8, 2010 was C$10.85 and $10.84 respectively.

The Company's outstanding common share purchase warrants are listed for trading on the TSX under the symbol "MFL.WT". The following table sets out the reported high, low and closing sale prices and daily average volume of trading of the warrants during the 12 months preceding the date of this Prospectus.

	Toronto Stock Exchange (prices in Canadian dollars)
2009	High	Low	Close	Daily Avg. Volume
December	7.29	5.74	5.74	5,936
2010	High	Low	Close	Daily Avg. Volume
January	7.34	5.00	5.00	15,123
February	6.25	5.00	5.55	12,449
March	5.66	4.50	4.60	25,752
April	5.50	4.34	5.38	28,109
May	5.41	4.15	4.55	2,984
June	5.10	4.25	4.60	8,100
July	4.40	3.70	4.01	4,039
August	5.11	4.05	5.11	5,552
September	6.32	4.55	5.02	8,875
October	5.02	4.02	4.19	9,242
November	5.66	3.73	5.11	12,265

The closing price of the warrants on the TSX on December 8, 2010 was C$6.02.

DESCRIPTION OF COMMON SHARES

The authorized capital of the Company consists of an unlimited number of Common Shares without par value. The Common Shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up, and the entitlement to dividends. The holders of the Common Shares are entitled to receive notice of all meetings of shareholders and to attend and vote the Common Shares at the meetings. Each Common Share carries the right to one vote.

As at December 8, 2010, the Company had a total of 66,010,406 Common Shares issued and outstanding, all of which are fully paid and not subject to any future call or assessment.

DESCRIPTION OF WARRANTS

Subject to applicable securities laws, Warrants may be offered separately or together with other Securities. Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the Warrant agreements governing the Warrants being offered. A copy of any warrant indenture or any warrant agency agreement relating to an offering of Warrants will be filed by the Company with the securities regulatory authorities in Canada and the United States after it has been entered into by the Company.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•
the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common Shares may be purchased upon exercise of each Warrant;

•	any minimum or maximum amount of Warrants that may be exercised at one time;

•	the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

•	material United States and Canadian federal income tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

As at December 8, 2010 the Company had a total of 4,598,350 warrants outstanding from a December 2008 bought deal financing in which a syndicate of underwriters purchased 9,200,000 units from the Company for sale to the public at a price of C$4.35 per unit. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant.  Each whole warrant entitles the holder to purchase one Common Share, at a price of C$5.00 per Common Share, on or before December 31, 2011.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

The Company may issue Share Purchase Contracts, including contracts obliging holders to purchase from the Company, and the Company to sell to the holders, a specified number of Common Shares, at a future date or dates, or similar contracts issued on a "prepaid" basis. Share Purchase Contracts may include installment receipts. The price per Common Share and the number of Common Shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may require either the Common Share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts. As required, material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

Share Purchase Contracts will not be offered for sale to any member of the public in Canada unless the Prospectus Supplement describing the specific terms of the Share Purchase Contracts to be offered is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Share Purchase Contracts will be offered for sale.
DESCRIPTION OF SUBSCRIPTION RECEIPTS

Subscription Receipts may be offered separately or together with Common Shares or Warrants, as the case may be. The Subscription Receipts will be issued under a subscription receipt agreement.

The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the Subscription Receipts being offered.  A copy of the subscription receipt agreement relating to an offering of Subscription Receipts will be filed by the Company with securities regulatory authorities in Canada and the United States after it has been entered into by the Company. The specific terms of the Subscription Receipts, and the extent to which the general terms described in this section apply to those Subscription Receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

•	the number of Subscription Receipts;

•	the price at which the Subscription Receipts will be offered;

•	the procedures for the exchange of the Subscription Receipts into Common Shares or Warrants;

•	the number of Common Shares or Warrants that may be exchanged upon exercise of each Subscription Receipt;

•	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each security;

•	terms applicable to the gross or net proceeds from the sale of the Subscription Receipts plus any interest earned thereon;

•	material United States and Canadian federal income tax consequences of owning the Subscription Receipts; and

•	any other material terms and conditions of the Subscription Receipts.

DESCRIPTION OF DEBT SECURITIES

The Debt Securities will be issued under an indenture to be entered into between the Company as issuer and one or more trustees (the "Trustee") that will be named in a Prospectus Supplement. A copy of the form of the indenture (the "Indenture") will be filed as an exhibit to Minefinders' registration statement filed with the SEC. The Indenture will be subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. Minefinders will provide particular terms and provisions of a series of Debt Securities, and a description of how the general terms and provisions described below may apply to that series, in a Prospectus Supplement. The following summary may not contain all of the information that is important to the investor. For a more complete description, prospective investors should refer to the Indenture, a final copy of which will be distributed in connection with any distribution of Debt Securities under this Prospectus and the applicable Prospectus Supplement.

The Indenture will not limit the aggregate principal amount of Debt Securities which may be issued under it, and Minefinders may issue Debt Securities in one or more series. Securities may be denominated and payable in any currency. The Company may offer no more than $250,000,000 (or the equivalent in other currencies) aggregate principal amount of Debt Securities pursuant to this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture will permit the Company, without the consent of the holders of any Debt Securities, to issue additional Debt Securities under the Indenture with the same terms and with the same CUSIP numbers as the Debt Securities offered in that series, provided that such additional Debt Securities must be part of the same issue as the Debt Securities offered in that series for U.S. federal income tax purposes.  The Company may also from time to time repurchase Debt Securities in open market purchases or negotiated transactions without prior notice to holders.

The applicable Prospectus Supplement will set forth the following terms relating to the Debt Securities offered by such Prospectus Supplement:

•	the title of the Debt Securities;

•	the total principal amount of the Debt Securities;

•	whether the Debt Securities will be issued in individual certificates to each holder or in the form of temporary or permanent global Debt Securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the Debt Securities will be payable;

•
any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments and whether and under what circumstances any additional amounts with respect to the Debt Securities will be payable;

•	the place or places where payments on the Debt Securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of Debt Securities;

•	whether payments on the Debt Securities will be payable in a foreign currency or currency units or another form;

•	the portion of the principal amount of Debt Securities that will be payable if the maturity is accelerated, other than the entire principal amount;

•	events of default by the Company and covenants of the Company;

•	any restrictions or other provisions relating to the transfer or exchange of Debt Securities;

•	any terms for the conversion or exchange of the Debt Securities for other securities of the Company or any other entity; and

•	any other terms of the Debt Securities not prohibited by the Indenture.

Unless otherwise indicated in the applicable Prospectus Supplement, the Company will issue Debt Securities in registered form without coupons, and in denominations of $1,000 and multiples of $1,000.  Debt Securities may be presented for exchange and registered Debt Securities may be presented for registration of transfer in the manner set forth in the Indenture and in the applicable Prospectus Supplement, without service charges. The Company may, however, require payment sufficient to cover any taxes or other governmental charges due in connection with the exchange or transfer.  Minefinders will appoint the Trustee as security registrar.

Unless otherwise indicated in the applicable Prospectus Supplement, the holders of the Debt Securities will not be afforded protection under the Indenture in the event of a highly leveraged transaction or a change in control of the Company, except in certain specified circumstances.

The Company may issue Debt Securities under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance and, in such circumstances, Minefinders will offer and sell those Securities at a discount below their stated principal amount.  The Company will describe in the applicable Prospectus Supplement any material Canadian and U.S. federal income tax consequences and other special considerations.

Neither the Company nor any of its subsidiaries will be subject to any financial covenants under the Indenture.  In addition, neither the Company nor any of its subsidiaries will be restricted under the Indenture from paying dividends, incurring debt, or issuing or repurchasing its securities.

Any Debt Securities issued by Minefinders will be direct, unconditional and unsecured obligations of the Company and will rank equally among themselves and with all of the Company's other unsecured, unsubordinated obligations, except to the extent prescribed by law. Debt Securities issued by the Company will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness of the Company's subsidiaries.  As at December 8, 2010, the Company's subsidiaries had no outstanding indebtedness, other than intercompany indebtedness and trade payables.

The Company may issue Debt Securities and incur additional indebtedness otherwise than through the offering of any Debt Securities pursuant to this Prospectus.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Any issue of Securities may be sold in Canada (except in the province of Quebec), in the United States and/or in jurisdictions outside of Canada and the United States, subject to applicable law. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be "at-the-market distributions" as defined in Canadian National Instrument 44-102 – Shelf Distributions. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a reasonable effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended, and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters or dealers may over-allot or effect any other transactions that are intended to stabilize or maintain the market price of the Securities at a level above that which might otherwise prevail in the open market.  Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Stikeman Elliott LLP, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters. As of the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of the Common Shares.

INTEREST OF EXPERTS

Information relating to the Company’s mineral properties in this Prospectus and the documents incorporated by reference herein has been derived from reports prepared by Mark H. Bailey, Richard L. Nielsen, Robert L. Sandefur, Chlumsky, Armbrust & Meyer, LLC, William J. Crowl, Donald E. Hulse, Gustavson Associates, LLC, Daniel W. Kappes, Kappes, Cassiday & Associates, Ralph R. Sacrison and David Linebarger, and has been included in reliance on such persons’ expertise. Each of Mark H. Bailey, Richard L. Nielsen, Robert L. Sandefur, William J. Crowl, Donald E. Hulse, Daniel W. Kappes, Ralph R. Sacrison and David Linebarger is a qualified person as such term is defined in NI 43-101 and, with the exception of Mark H. Bailey, who is an employee of the Company, is independent from the Company.

None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

PRIOR SALES

In the 12 months prior to the date of this Prospectus, the Company has issued the following securities:

Date of Grant/ Issuance	Price per Security (C$)	Number of Securities Issued
Common Shares issued on exercise of Warrants:
June 4, 2010	$5.00	750
August 30, 2010	$5.00	400
Stock options granted:
May 19, 2010	$10.02	540,000
August 23, 2010	$9.32	50,000
September 1, 2010	$9.52	50,000
Common Shares issued on exercise of stock options:
January 28, 2010	$9.00	10,000
May 20, 2010	$5.64	10,000
May 27, 2010	$5.64	35,000
June 8, 2010	$5.64	10,000
June 15, 2010	$5.64(cashless)	4,157
June 16, 2010	$5.64(cashless)	4,098
June 16, 2010	$5.64	10,000
June 17, 2010	$5.64	50,000
June 17, 2010	$5.64	15,500
June 21, 2010	$5.64(cashless)	14,584
June 23, 2010	$5.64(cashless)	14,548
June 24, 2010	$5.64	3,000
July 9, 2010	$5.64(cashless)	18,782
July 12, 2010	$5.64	10,000
September 21, 2010	$9.00(cashless)	12,507
September 21, 2010	$9.57(cashless)	8,549
September 28, 2010	$10.02(cashless)	1,744
September 28, 2010	$9.76(cashless)	3,755

Notes convertible into Common Shares:

In October 2006, the Company issued $85 million aggregate principal amount of 4.50% unsecured convertible senior notes maturing December 2011, convertible into Common Shares at 91.9118 shares per $1,000 note (a conversion price of approximately $10.88 per share), or 7,812,500 Common Shares in the aggregate. See the "Capital Structure" section of the AIF, which is incorporated herein by reference.  See "Documents Incorporated by Reference".

On November 3, 2010, Minefinders repurchased an aggregate of $32,941,000 of the principal due under the notes maturing December 2011 from two holders of the notes in privately negotiated transactions.  In consideration for the purchased notes, Minefinders issued new 4.50% unsecured convertible senior notes due December 15, 2015, in the aggregate principal amount of $36,235,000.  After giving effect to the note purchase, $52,059,000 aggregate principal amount of the original $85,000,000 principal amount of notes due December 2011 remains outstanding.  The $32,941,000 aggregate principal amount of notes purchased and cancelled was convertible into an aggregate of 3,027,667 Common Shares.  The $36,235,000 aggregate principal amount of new notes issued is convertible into an aggregate of 3,027,152 Common Shares. Each $1,000 principal amount of new notes is convertible at the option of the holder into 83.5422 Common Shares, subject to adjustment, representing an initial conversion price of approximately $11.97 per Common Share.  In all respects other than conversion amount and due date, the terms of the new notes are substantially similar to the terms of the notes due December 2011.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Company are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia ("KPMG"). On June 13, 2008 at the request of the Company, BDO Canada LLP, Chartered Accountants (formerly BDO Dunwoody LLP), of Vancouver, British Columbia (the "Former Auditors") resigned as the Company's auditor. Pursuant to the Business Corporations Act (Ontario), the directors of the Company filled the vacancy in the office of the auditor by appointing KPMG as the Company's auditor. In compliance with National Instrument 51-102, there were no reportable events, including disagreements, unresolved issues and consultations, between the Company and the Former Auditors or KPMG.

KPMG and the Former Auditors have each advised that they are independent of the Company within the meaning of the Rules of Professional Conduct/Code of Ethics of the Institute of Chartered Accountants of British Columbia and under all relevant professional and regulatory requirements in the United States.

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. of Toronto, Ontario.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe the principal Canadian federal income tax considerations generally applicable to investors described therein of purchasing, holding and disposing of Securities, including, in the case of an investor who is not a resident of Canada, Canadian non-resident withholding tax considerations.

The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Securities by an investor who is a United States person (within the meaning of the United States Internal Revenue Code).

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 2288 - 1177 West Hastings Street, Vancouver, B.C. V6E 2K3, Telephone: (604) 687-6263.  These documents are also available electronically at www.sedar.com and at www.sec.gov.

The following documents of Minefinders, which have been filed with securities commissions or similar authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the MD&A for the unaudited consolidated financial statements of the Company for the three and nine months ended September 30, 2010 and 2009;

(b)	the unaudited consolidated financial statements of the Company and the notes thereto for the three and nine months ended September 30, 2010 and 2009;

(c)	the material change report of the Company dated November 1, 2010 announcing the entering into of agreements for the purchase and cancellation of an aggregate of $32,941,000 principal amount of Notes;

(d)	the material change report of the Company dated October 1, 2010 announcing the status of the remediation work on the phase 1 leach pad at the Dolores property;

(e)	the management information circular of the Company for the annual general meeting of shareholders held on May 19, 2010;

(f)	the MD&A for the audited consolidated financial statements of the Company for the years ended December 31, 2009 and 2008;

(g)
the revised audited consolidated financial statements of the Company and the notes thereto for the years ended December 31, 2009, 2008 and 2007, together with the report of the auditors on the audited consolidated financial statements for the years ended December 31, 2009 and 2008, and the report of the auditors relating to the effectiveness of  the Company's internal control over financial reporting as at December 31, 2009;

(h)	the report of the Former Auditors on the consolidated statements of operations and comprehensive loss, shareholders' equity and cash flows for the year ended December 31, 2007; and

(i)	the AIF.

Any documents of the type referred to above (including material change reports but excluding confidential material change reports), or other disclosure documents required to be incorporated by reference into a prospectus filed under National Instrument 44-101, which are subsequently filed by the Company with securities commissions or similar authorities in the relevant provinces or territories of Canada after the date of this Prospectus and until all of the Securities are sold shall be deemed to be incorporated by reference into this Prospectus. These documents are available through the internet on SEDAR at www.sedar.com. In addition, any similar document filed or furnished by the Company with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act") after the date of this Prospectus and until all of the Securities are sold shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part (in the case of any report on Form 6-K, if and to the extent expressly provided in such report).

Any statement contained in this Prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this Prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and related annual consolidated financial statements being filed by the Company with the applicable securities regulatory authorities during the duration of this Prospectus, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements and in each case the accompanying management's discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of the Company's financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; the consents of accountants and engineers; the form of the Indenture governing the Debt Securities; and the powers of attorney from the directors and certain officers of the Company. A copy of the form of debt or warrant indenture, subscription receipt agreement or statement of eligibility of trustee on Form T-1, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

ADDITIONAL INFORMATION

The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information about the Company and the Securities, please refer to the registration statement.

The Company is subject to the information requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

Investors may read any document that the Company has filed with the SEC at the SEC's public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Company has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. Investors may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

The Company is a corporation existing under the Business Corporations Act (Ontario). A majority of the Company's directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. The Company has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed CT Corporation as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Under the Business Corporations Act (Ontario), Minefinders Corporation Ltd. (the “Corporation”) may indemnify a present director or officer, a former director or officer, or another individual who acts or acted at the Corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding, provided that the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled conditions (i) and (ii) set out below. The Corporation may not indemnify such an individual unless (i) the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation’s request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.  Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. In addition, a director, officer or other individual described above is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual has fulfilled conditions (i) and (ii) set forth above.

In accordance with and subject to the Business Corporations Act (Ontario), the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Corporation or such body corporate if he or she acted honestly and in good faith with a view to the best interests of the Corporation and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The by-laws do not limit the right of the Corporation to indemnify any person to the full extent permitted by law.

The Corporation maintains a directors’ & officers’ insurance policies for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay, to the extent permitted by applicable law. The policy contains standard industry exclusions and reimburse the Corporation for payments made pursuant to the indemnity provided by the Corporation under the Business Corporations Act (Ontario) and the by-laws of the Corporation.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended (the “Securities Act”), may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBITS

Exhibit No.	Description

4.1
Material change report of the Registrant dated October 1, 2010 announcing status of the remediation work on the phase 1 leach pad at the Dolores property; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on October 1, 2010.

4.2
Material change report of the Registrant dated November 1, 2010 announcing the entering into of agreements for the purchase and cancellation of an aggregate of $32,941,000 principal amount of convertible senior notes due 2011; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 1, 2010.

4.3
Management's discussion and analysis for the unaudited consolidated financial statements of the Registrant for the three and nine months ended September 30, 2010 and 2009; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 9, 2010.

4.4
Unaudited consolidated financial statements of the Registrant and the notes thereto for the three and nine months ended September 30, 2010 and 2009; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 9, 2010.

4.5
Management information circular for the annual general meeting of shareholders of the Registrant held on May 19, 2010; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on April 1, 2010.

4.6
Management's discussion and analysis for the audited consolidated financial statements of the Registrant for the years ended December 31, 2009 and 2008; incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

4.7
Revised audited consolidated financial statements of the Registrant and the notes thereto for the years ended December 31, 2009, 2008 and 2007, together with the report of the auditors on the consolidated financial statements for the years ended December 31, 2009 and 2008 and the report of the auditors relating to the effectiveness of the Registrant’s internal control over financial reporting as of December 31, 2009, incorporated by reference to the Registrant’s Annual Report on Form 40-F/A, filed with the Commission on March 8, 2010.

4.8
Auditors’ Report on the consolidated statement of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2007, incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

4.9
Annual information form of the Registrant for the year ended December 31, 2009, dated February 25, 2010; incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

5.1	Consent of BDO Canada LLP

5.2	Consent of KPMG LLP

5.3	Consent of Mark H. Bailey

5.4	Consent of Richard L. Nielsen, Ph.D., Chlumsky, Armbrust and Meyer LLC

5.5	Consent of Robert L. Sandefur, P.E., Chlumsky, Armbrust and Meyer LLC

5.6	Consent of Chlumsky, Armbrust and Meyer LLC

5.7	Consent of William J. Crowl R.G., Gustavson Associates LLC

5.8	Consent of Donald E. Hulse P.E., Gustavson Associates LLC

5.9	Consent of Gustavson Associates LLC

5.10	Consent of Daniel W. Kappes, Kappes Cassiday & Associates

5.11	Consent of Kappes Cassiday & Associates

5.12	Consent of Ralph R. Sacrison, P.E., Sacrison Engineering

5.13	Consent of David Linebarger, MAusIMM, Sacrison Engineering

6.1	Powers of Attorney*

7.1	Form of Debt Indenture

7.2	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1**

* **	Previously filed To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder if required

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.     Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.     Consent to Service of Process

Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

Signatures

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, United States of America, on December 9, 2010.

MINEFINDERS CORPORATION LTD.

By:	/s/ Mark H. Bailey

Mark H. Bailey
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on December 9, 2010:

Signature	Title

/s/ Mark H. Bailey	President, Chief Executive Officer, and Director
Mark H. Bailey	(Principal Executive Officer)

/s/ Greg D. Smith	Chief Financial Officer
Greg D. Smith	(Principal Financial and Accounting Officer)

/s/ James M. Dawson *	Director
James M. Dawson

/s/ H. Leo King *	Director
H. Leo King

/s/ Robert L. Leclerc *		Director
Robert Leclerc

/s/ William Robert Gilroy *		Director
William Robert Gilroy

* By:	/s/ Greg D. Smith
Greg D. Smith

Pursuant to powers of attorney executed by the persons named above whose signatures are marked by an asterisk, Greg D. Smith, as attorney-in-fact, does hereby sign this amendment to the registration statement on behalf of each such person, in each case in the capacity indicated, on the date indicated. Such powers of attorney were filed as a part of the signature block of the Registrant’s Form F-10, filed with the Commission on November 24, 2010.

Authorized representative

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Minefinders Corporation Ltd. in the United States of America, in the State of Washington, on December 9, 2010.

By:	MINEFINDERS (USA) Inc.

/s/ Mark H. Bailey

	Name:	Mark H. Bailey
	Title:	President

EXHIBIT INDEX

Exhibit No.	Description

4.1
Material change report of the Registrant dated October 1, 2010 announcing status of the remediation work on the phase 1 leach pad at the Dolores property; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on October 1, 2010.

4.2
Material change report of the Registrant dated November 1, 2010 announcing the entering into of agreements for the purchase and cancellation of an aggregate of $32,941,000 principal amount of convertible senior notes due 2011; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 1, 2010.

4.3
Management's discussion and analysis for the unaudited consolidated financial statements of the Registrant for the three and nine months ended September 30, 2010 and 2009; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 9, 2010.

4.4
Unaudited consolidated financial statements of the Registrant and the notes thereto for the three and nine months ended September 30, 2010 and 2009; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on November 9, 2010.

4.5
Management information circular for the annual general meeting of shareholders of the Registrant held on May 19, 2010; incorporated by reference to the Registrant’s Current Report on Form 6-K, furnished to the Commission on April 1, 2010.

4.6
Management's discussion and analysis for the audited consolidated financial statements of the Registrant for the years ended December 31, 2009 and 2008; incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

4.7
Revised audited consolidated financial statements of the Registrant and the notes thereto for the years ended December 31, 2009, 2008 and 2007, together with the report of the auditors on the consolidated financial statements for the years ended December 31, 2009 and 2008 and the report of the auditors relating to the effectiveness of the Registrant’s internal control over financial reporting as of December 31, 2009, incorporated by reference to the Registrant’s Annual Report on Form 40-F/A, filed with the Commission on March 8, 2010.

4.8
Auditors’ Report on the consolidated statement of operations and comprehensive loss, shareholders’ equity and cash flows for the year ended December 31, 2007, incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

4.9
Annual information form of the Registrant for the year ended December 31, 2009, dated February 25, 2010; incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on March 2, 2010.

5.1	Consent of BDO Canada LLP

5.2	Consent of KPMG LLP

5.3	Consent of Mark H. Bailey

5.4	Consent of Richard L. Nielsen, Ph.D., Chlumsky, Armbrust and Meyer LLC

5.5	Consent of Robert L. Sandefur, P.E., Chlumsky, Armbrust and Meyer LLC

5.6	Consent of Chlumsky, Armbrust and Meyer LLC

5.7	Consent of William J. Crowl R.G., Gustavson Associates LLC

5.8	Consent of Donald E. Hulse P.E., Gustavson Associates LLC

5.9	Consent of Gustavson Associates LLC

5.10	Consent of Daniel W. Kappes, Kappes Cassiday & Associates

5.11	Consent of Kappes Cassiday & Associates

5.12	Consent of Ralph R. Sacrison, P.E., Sacrison Engineering

5.13	Consent of David Linebarger, MAusIMM, Sacrison Engineering

6.1	Powers of Attorney*

7.1	Form of Debt Indenture

7.2	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1**

* **	Previously filed To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder if required